Exhibit 99.3

Ondas Holdings Inc. Announces Closing of Public Offering

and Exercise of Over-Allotment Option

NANTUCKET, Mass – June 11, 2021 – Ondas Holdings Inc. (NASDAQ: ONDS), a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets, announced today the closing of its public offering of 7,360,000 shares of its common stock, including 960,000 shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, at a public offering price of $7.00 per share. Ondas estimates net proceeds from the offering to be approximately $47.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Ondas intends to use the net proceeds of the offering for working capital and general corporate purposes.

Oppenheimer & Co. Inc. acted as the sole book-running manager for the offering, and B. Riley Securities, Inc. acted as the lead manager for the offering. Akerman LLP served as legal counsel to Ondas and White & Case LLP served as legal counsel to the underwriters.

A shelf registration statement relating to the shares of common stock issued in the offering was filed with the Securities and Exchange Commission ("SEC") and is effective. A final prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities offered may also be obtained from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com. Electronic copies of the final prospectus supplement and accompanying prospectus are also available on the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the intended use of net proceeds from the offering. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations:

Michael Bowen

ICR, Inc. for Ondas

Michael.Bowen@icrinc.com

Media Contact:

Stewart Kantor, CFO

Ondas Holdings Inc.

888.350.9994 Ext. 1009

ir@ondas.com